Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Air Methods Corporation:

We consent to the use of our report dated February 29, 2012, with respect to the consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related consolidated financial statement Schedule II – Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference in the Post-Effective Amendment No. 1 to the registration statement (No. 333-60825) on Form S-8 of Air Methods Corporation.

Our report dated February 29, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that Air Methods Corporation acquired OF Air Holdings Corporation (Omniflight) and United Rotocraft Solutions, LLC (URS) during 2011, and management excluded from its assessment of the effectiveness of the Air Methods Corporation’s internal control over financial reporting as of December 31, 2011, Omniflight’s and URS’s internal control over financial reporting associated with total assets of $244.0 million and $3.8 million, respectively, and total revenues of $61.5 million and $4.1 million, respectively, included in the consolidated financial statements of Air Methods Corporation and subsidiaries as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of Air Methods Corporation as of December 31, 2011 also excluded an evaluation of the internal control over financial reporting of Omniflight and URS.

/s/ KPMG LLP

Denver, Colorado
February 14, 2013